As filed with the Securities and Exchange Commission on May 7, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NVR, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1394360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11700 Plaza America Drive, Suite 500,

Reston, Virginia 20190

703-956-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NVR, Inc. 2014 Equity Incentive Plan

(Full title of the Plan)

Paul C. Saville

Chief Executive Officer

NVR, Inc.

11700 Plaza America Drive, Suite 500

Reston, Virginia 20190

(703) 956-4000

(Name, address and telephone number of agent for service)

Copies to:

Alan L. Dye

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	950,000 shares	$1073.86	$1,020,167,000.00	$131,397.51

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares that may become issuable under the plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.
(2)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 on the basis of $1073.86 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 30, 2014.

PART I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

NVR, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014; and

(c) The description of the Company’s common stock, $.01 par value (the “Common Stock”), which is contained in the Company’s current report on Form 8-A filed December 27, 2007, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (other than any documents, or portions of documents, not deemed to be filed).

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Virginia Stock Corporation Act (the “VSCA”), a corporation may indemnify a director who is made a party to a proceeding because he is or was a director if (i) he acted in good faith, (ii) in the case of conduct in his official capacity with the corporation, he believed his conduct was in the best interests of the corporation, (iii) in all other cases, he believed his conduct was at least not opposed to the best interests of the corporation, and (iv) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director’s conduct with respect to an employee benefit plan for a purpose he believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of clause (iii) above. Under the VSCA, we may not indemnify our directors (i) in a proceeding brought by or in the right of the corporation, in which the director was determined liable to the corporation, or (ii) any other proceedings charging improper personal benefit in which the director was determined liable on that basis. Indemnification permitted under the VSCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. The termination of a proceeding by judgment, order, settlement or conviction is not determinative that a director acted in a way that prohibits indemnification. Under the VSCA, unless limited by its articles of incorporation, a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is a current or former director of the corporation against reasonable expenses incurred by him in the proceeding. A corporation may indemnify officers to the same extent as directors.

The Company’s articles of incorporation require it to indemnify to the fullest extent permitted by the VSCA a present or former director or officer of (a) the Company, (b) any constituent corporation or other business entity absorbed by the Company in a merger or consolidation, or (c) at the request of the Company or such other entity, any other corporation or business entity, who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that such individual is a present or former director or officer of the Company, against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding (except for liabilities incurred because of willful misconduct or a knowing violation of the criminal law).

The Company’s articles of incorporation also require it to make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking must be an unlimited, unsecured general obligation of the director or officer and must be accepted without reference to his ability to make repayment. In accordance with the VSCA, the director or officer must also provide a written statement of his good faith belief that he has met the standard of conduct under the VSCA.

The Company maintains an officer and director liability insurance policy insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company under certain circumstances, in the event that indemnification payments are made to such officers and directors.

The Company also has entered into employment agreements with Paul C. Saville, Daniel D. Malzahn, Robert W. Henley, and Eugene J. Bredow, in which the Company has agreed to indemnify and hold harmless these officers for any acts or decisions made by them in good faith while performing services for the Company or its affiliates, and to pay all expenses actually and necessarily incurred by them in connection with any appeal thereon including the cost of court settlement arising or alleged to arise from their employment with the Company.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The exhibits to this Registration Statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the city of Reston, Commonwealth of Virginia on May 7, 2014.

NVR, Inc. (Registrant)

By:	/s/ Paul C. Saville
Paul C. Saville President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul C. Saville and Daniel D. Malzahn his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of May 7, 2014 by the following persons in the capacities indicated.

Signature	Title

/s/ Dwight C. Schar	Chairman
Dwight C. Schar

/s/ C. E. Andrews	Director
C. E. Andrews

/s/ Robert C. Butler	Director
Robert C. Butler

/s/ Timothy M. Donahue	Director
Timothy M. Donahue

/s/ Thomas D. Eckert	Director
Thomas D. Eckert

/s/ Alfred E. Festa	Director
Alfred E. Festa

/s/ Ed Grier	Director
Ed Grier

/s/ Manuel H. Johnson	Director
Manuel H. Johnson

/s/ Mel Martinez	Director
Mel Martinez

/s/ William A. Moran	Director
William A. Moran

/s/ David A. Preiser	Director
David A. Preiser

/s/ W. Grady Rosier	Director
W. Grady Rosier

/s/ Paul W. Whetsell	Director
Paul W. Whetsell

/s/ Paul C. Saville	Principal Executive Officer
Paul C. Saville

/s/ Daniel D. Malzahn	Principal Financial Officer
Daniel D. Malzahn

/s/ Eugene J. Bredow	Principal Accounting Officer
Eugene J. Bredow

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Articles of Incorporation of the Company (Incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement filed on March 19, 2010).

4.2	Bylaws, as amended, of the Company (Incorporated by reference to Appendix C of the Company’s Definitive Proxy Statement filed on March 19, 2010).

4.3	Specimen common stock certificate (Incorporated by reference to Exhibit 1 in the Company’s Registration Statement on Form 8-A (No. 0001-12378) filed September 27, 1993).

5.1	Opinion of Hogan Lovells US LLP.*

10.1	NVR, Inc. 2014 Equity Incentive Plan.*

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP.*

24.1	Power of Attorney (included in the signature page to this Registration Statement).

*	Filed herewith.